UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2008

THE WORNICK COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4701 Creek Road, Suite 200, Cincinnati, Ohio	42542
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2008, the executive committee of the board of directors of The Wornick Company (the “Company”) approved the appointment of Dustin McDulin, Director of Finance of the Company, as Treasurer and Chief Financial Officer of the Company, effective January 14, 2008.

Mr. McDulin, 36, served as Director of Finance of the Company from June 2007 to January 2008. Prior to joining the Company, Mr. McDulin held senior management positions with numerous businesses involved in restructurings, reorganizations, turnarounds and mergers and acquisitions. From December 2005 to June 2007, Mr. McDulin served as Assistant Controller and Controller of Smart Papers LLC. From June 2005 to December 2005, Mr. McDulin worked as a consultant for Smart Papers LLC. From December 2003 to March 2005, Mr. McDulin served as Vice President of Finance of Post Glover Resistors, a subsidiary of Halma, p.l.c. From April 2003 to November 2003, Mr. McDulin worked as a consultant for Fleming Packaging. From August 2002 to April 2003, Mr. McDulin was Corporate Controller for Holley Performance Inc. Mr. McDulin holds a BSBA in Finance from the Ohio State University and a Masters in Business Administration from Xavier University.

In connection with the appointment of Mr. McDulin as the Company’s Treasurer and Chief Financial Officer, Mr. McDulin’s annual base salary has been increased to $175,000. Pursuant to the The Wornick Company 2007 Management Incentive Plan, Mr. McDulin is also eligible to earn up to an additional 50% of his annual base salary for achievement of certain Company EBITDA targets, for the period from January 1 to December 31, 2007. Mr. McDulin and the Company entered into an employment agreement, dated as of June 25, 2007, whereby Mr. McDulin would receive a payment of up to 75% of his annual base salary in the event of termination of his employment at will by the Company or by reason of his death or disability.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits:

10.01       Employment Agreement, made and entered into as of June 25, 2007, by and between The Wornick Company and Dustin McDulin

10.02       2007 Management Incentive Plan entered into on November 13, 2007, by the Wornick Company and Dustin McDulin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

	By:	/s/ Jon Geisler
Name: Jon P. Geisler
Title: Chief Executive Officer

Dated: January 18, 2008